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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement No. 333-65294 of Applied Extrusion Technologies, Inc. and its subsidiaries (the "Company") on Amendment No. 3 to Form S-4 of our report dated November 13, 2000, included and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended September 30, 2000, and to the use of our report dated November 13, 2000, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Summary Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 3, 2001